EXHIBIT 99.2

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. ISSUES REVISED FISCAL 2009 REVENUE AND
EARNINGS GUIDANCE
Cites Reduced Armor Shipments and Delays, Weakened Industrial Demand

Costa Mesa, Calif. —June 9, 2009 — Ceradyne, Inc. (Nasdaq: CRDN) announced today revised revenue and earnings guidance for its fiscal year ending December 31, 2009 to approximately $0.70 per fully diluted share compared to the guidance range at the lower end of $1.60 as provided on April 28, 2009. This revised guidance does not include estimated pre-tax charges of between $11 million and $13 million to close its Bazet, France, manufacturing plant previously announced on May 19, 2009, or the impact of the acquisition announced earlier today of the business and assets of Diaphorm Technologies, LLC. The updated guidance reflects the impact of lower than anticipated armor shipments and further weakened industrial ceramic demand caused by the continuing current weak economic environment. Ceradyne estimates that its 2009 sales will be in the range of $420 to $440 million compared to the prior guidance range of $465 to $500 million also provided on April 28, 2009.

Joel P. Moskowitz, Ceradyne, Inc. Chairman, CEO and President, stated, "Global economic conditions have continued to deteriorate, impacting many of our customers as well as a number of our businesses. In addition, body armor orders are below our previous estimates. However, we still expect good free cash flow performance for 2009. In order to better position the company in light of the current economic backdrop, we are continuing to “right size” Ceradyne throughout our global operations.”

Teleconference
Management will conduct a conference call to discuss the revised guidance at 8:00 a.m. PDT on Thursday, June 11, 2009. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start of the call. One may also listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. For those unable to attend, these Web sites will host an archive of the call. A telephone playback will be available beginning at noon PDT on June 11 through noon PDT on June 13. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 14061368.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2008 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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